1st stREIT Office Inc. - 1-A/A

Exhibit 13.1

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Dear <<First Name>>,

Let the countdown begin!

stREITwise will begin accepting investments on Wednesday, September 13th, 2017 – just one week from today!

Soon, you’ll be able to invest in a diversified portfolio of institutional-quality real estate without having to pay a broker commission. And don’t worry, we accept accredited and non-accredited investors alike, so nobody gets left behind. Your opportunity to invest in a better future is right around the corner.

In the meantime, we invite you to take a minute to meet our executive management team and discover what it means to be stREITwise.

MEET THE TEAM

To learn more about stREITwise’s upcoming REIT offering, 1st stREIT Office, please visit stREITwise.com/start-investing. Investing in shares of our common stock is speculative and involves substantial risks as described in the “Risk Factors” section of our preliminary offering circular.

To ensure that you do not miss any important updates, please add equity@streitwise.com to your email contacts.

Thank you for your continued support.

Jeff Karsh
CEO & Co-Founder

SEC Disclaimer:
1st stREIT Office Inc. may undertake a public offering, pursuant to Regulation A under the Securities Act of 1933, as amended. No money or other consideration is being solicited at this time with respect to such offering, and if sent in response to these materials for such an offering, it will not be accepted. No offer to buy securities can be accepted and no part of the purchase price can be received for an offering under Regulation A until an offering statement is qualified by the U. S. Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. An indication of interest made by a prospective investor in a Regulation A offering is non-binding and involves no obligation or commitment of any kind. 1st stREIT Office Inc. has filed a preliminary offering statement with the SEC that can be reviewed HERE.

Forward looking Statements:
The offering materials may contain forward-looking statements and information relating to, among other things, 1st stREIT Office Inc. its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in the offering materials, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward-looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause 1st stREIT Office Inc. actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. 1st stREIT Office Inc. does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Copyright © 2017 stREITwise, All rights reserved.

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Only days away.	View this email in your browser.

Dear <<First Name>>,

Only three more days before we begin accepting investments in our first REIT offering, 1st stREIT Office. Here’s what you need to know:

1.	Strong Background. In total, the stREITwise founders have collectively underwritten and/or managed the acquisition, ownership and disposition of over $1.7 billion of real estate equity investments valued in excess of $5.4 billion spanning all major property types throughout the U.S.
2.	Zero Commissions. stREITwise cuts out the middleman, eliminates broker commissions and passes the savings on to you.
3.	Expanded Access. stREITwise represents a new way for everybody — accredited and non-accredited investors alike — to invest in a diversified portfolio of institutional-quality real estate directly online.
4.	Low-Cost Structure. stREITwise’s revolutionary low-cost, high-yield structure is one of a kind with upfront fees CAPPED at 3%.

To learn more about stREITwise’s upcoming REIT offering, 1st stREIT Office, please visit stREITwise.com/start-investing. Investing in shares of our common stock is speculative and involves substantial risks as described in the “Risk Factors” section of our preliminary offering circular.

VIEW UPCOMING OFFERING

We look forward to your investment. See you in a few days!

Jeff Karsh
CEO & Co-Founder

SEC Disclaimer:
1st stREIT Office Inc. may undertake a public offering, pursuant to Regulation A under the Securities Act of 1933, as amended. No money or other consideration is being solicited at this time with respect to such offering, and if sent in response to these materials for such an offering, it will not be accepted. No offer to buy securities can be accepted and no part of the purchase price can be received for an offering under Regulation A until an offering statement is qualified by the U. S. Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. An indication of interest made by a prospective investor in a Regulation A offering is non-binding and involves no obligation or commitment of any kind. 1st stREIT Office Inc. has filed a preliminary offering statement with the SEC that can be reviewed HERE.

Foward Looking Statements:
The offering materials may contain forward-looking statements and information relating to, among other things, 1st stREIT Office Inc. its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in the offering materials, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward-looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause 1st stREIT Office Inc. actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. 1st stREIT Office Inc. does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Copyright © 2017 stREITwise, All rights reserved.